EXHIBIT 10.7

FIRST AMENDMENT TO SETTLEMENT AGREEMENT

THIS FIRST AMENDMENT TO SETTLEMENT AGREEMENT (“Amendment”) is made and entered into as of the 12th day of August, 2010, and is made effective as of April 29, 2010 (the “Effective Date”), by and among (i) LY HOLDINGS, LLC, a Kentucky limited liability company (“LYH”), (ii) LIGHTYEAR NETWORK SOLUTIONS, LLC, a Kentucky limited liability company (“LNS”), (iii) CHRIS SULLIVAN, an individual resident of Nevada (“Sullivan”), (iv) LANJK, LLC, a Kentucky limited liability company (“LANJK”), (v) RICE REALTY COMPANY, LLC, a Kentucky limited liability company (“RRC”), (vi) RIGDON O. DEES, III, an individual resident of California (“Dees”), (vii) CTS EQUITIES LIMITED PARTNERSHIP, a Nevada limited partnership (“CTS”), and (viii) RON CARMICLE, an individual resident of Kentucky (“Carmicle,” collectively with LANJK, RRC, Dees, and CTS, the “Letter Agreement Holders”).

RECITALS:

A.           LYH, LNS, Sullivan, and the Letter Agreement Holders entered into that certain Settlement Agreement dated April 29, 2010 (the “Settlement Agreement”), pursuant to which (1) LNS purchased and assumed the Sullivan Note from Sullivan in exchange for the Settlement Payment, (2) LYH became indebted to LNS pursuant to and in the amount of the Sullivan Note, and (3) the Letter Agreement Holders (a) granted LNS security interests in the Letter Agreements to secure payment by LYH of the Sullivan Note to LNS, and (b) gave LNS an option pursuant to which LNS may purchase the Letter Agreements.

 B.           The parties now desire to amend the Settlement Agreement to, inter alia, recognize and rectify a mutual mistake of Sullivan, LYH, and LNS concerning past due and future commitment fees pursuant to Section 5 of the Sullivan Note and account for accrued and unpaid interest due to Sullivan from April 1, 2010, to the Effective Date.  All capitalized terms not defined in this Amendment shall have the definitions set forth in the Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties do hereby agree as follows:

1.           Amendment of Settlement Agreement Section 2(a); Amendment of Sullivan Note Section 5.  By mutual mistake of Sullivan, LYH, and LNS, the Settlement Agreement did not account for the intent of Sullivan, LYH, and LNS to cause the right to receive past due and future commitment fees under Section 5 of the Sullivan Note to remain with Sullivan.  Thus, Sullivan, LYH, and LNS agree that LNS did not purchase and shall not receive any commitment fee pursuant to Section 5 of the Sullivan Note, whether due and owing to Sullivan as of the Effective Date or to become due from and after the Effective Date.  As a consequence of the foregoing, Section 2(a) of the Settlement Agreement is amended and modified as follows:

Purchase and Assumption of Sullivan Note.  LNS hereby purchases and assumes any and all of Sullivan’s rights and obligations under and in connection with the Sullivan Note; provided, however, that LNS is not purchasing and shall not assume Sullivan’s right to receive any Commitment Fee (as defined in the Sullivan Note) pursuant to the Sullivan Note, whether past due as of the Effective Date or to be incurred from and after the Effective Date.

Additionally, Section 5 of the Sullivan Note is deleted in its entirety.

2.           Amendment of Settlement Agreement Section 2(b).  The Settlement Payment reflected in the Settlement Agreement failed to account for the accrued and unpaid interest due to Sullivan pursuant to the Sullivan Note for the period beginning April 1, 2010, and ending on the Effective Date.  Therefore, effective as of the Effective Date, the first paragraph of Section 2(b) of the Settlement Agreement is amended and modified as follows:

In exchange for the purchase of the Sullivan Note, LNS shall pay to Sullivan the sum of Seven Million Seven Hundred Fifty Thousand and No/100 Dollars ($7,750,000) plus the accrued and unpaid interest due to Sullivan pursuant to the Sullivan Note for the period beginning April 1, 2010, and ending on the Effective Date (the “Settlement Payment”).  Sullivan acknowledges that LNS paid $250,000 contemporaneous with the Closing of the Settlement Agreement.  The remainder of the Settlement Payment shall be paid as follows: (a) on October 1, 2010, and on the first day of each quarter year thereafter until and including the Maturity Date (as defined below), $250,000 plus accrued and unpaid interest payable to Fifth Third as directed by Sullivan (the “Quarterly Payments”), and (b) on the Maturity Date, the then-outstanding principal amount plus accrued and unpaid interest (the “Final Payment,” collectively with the Quarterly Payments, the “Deferred Payment”).  If all such sums are not paid and satisfied in full by the Maturity Date, any sums remaining due shall thereafter bear interest at the Default Rate (as defined below).  For purposes of this Agreement, “Maturity Date” shall mean the sooner of (i) July 1, 2011, or (ii) the maturity date of the Fifth Third Note.  The parties hereto acknowledge that the Fifth Third Note has not matured as of the date of this Amendment and Fifth Third agreed to extend the maturity date of the Fifth Third Note six months to January 10, 2011.

The second and third paragraphs of Section 2(b) shall remain as set forth in the Settlement Agreement and shall not be amended or modified.

3.           Amendment of Settlement Agreement Section 2(c).  The last sentence of the third paragraph of Section 2(c) of the Settlement Agreement is amended and modified as follows:

If Sullivan avoids the Agreement pursuant to this Section 2(c), the payments Sullivan received from LNS hereunder shall be credited against the Sullivan Note, the Sullivan Note shall revert to Sullivan, LNS will have no further obligation to make any payments to Sullivan whether for amounts withheld or to become due, and LYH shall execute a new promissory note in favor of LNS in a principal amount equal to the amount of the payments Sullivan received from LNS hereunder prior to the date the Sullivan Note reverts to Sullivan, which promissory note shall include the same interest and payment terms as the Sullivan Note.

4.           Acknowledgement; Waiver.  Pursuant to the Settlement Agreement, LYH, LNS, and the Letter Agreement Holders bargained for a settlement of Sullivan’s claims arising from the Sullivan Note, and specifically from the payments LYH paid after becoming past due.  Sullivan acknowledges and agrees that he waived pursuant to the Settlement Agreement, and hereby expressly waives, any right to charge a default rate of interest or receive a late payment penalty for or as a result of any failure of LYH to make timely payments under the Sullivan Note prior to the Effective Date.  This waiver applies only to the past due payments made prior to the Effective Date and shall not apply to any Event of Default under the Sullivan Note or the Settlement Agreement that occurs on or after the Effective Date.

5.           Amendment of Sullivan Note Section 2.  Section 2 of the Sullivan Note is amended and modified as follows:

The principal of, and all interest on, this Note shall be due and payable without setoff, offset, credit, counterclaim or defense.

6.           Amendment of Sullivan Note Section 3.  Section 3 of the Sullivan Note is amended and modified as follows:

Maturity Date.  All outstanding principal of this Note, all accrued but unpaid interest thereon and all other charges, fees or expenses hereunder shall be due and payable upon demand to LNS.  The date upon which demand is made to Borrower is referred to herein as the “Maturity Date”.

7.           Letter Agreement Holders.  Each of the Letter Agreement Holders joins in this Amendment for the purpose of, among other things, acknowledging that the term of the Sullivan Note has been modified and amended such that the maturity date has been extended to the date upon which LNS demands payment, subject to the terms of the Settlement Agreement and this Amendment, and acknowledging and agreeing that the security interests granted in the Settlement Agreement shall secure the Sullivan Note until it is paid in full.

8.           Life Insurance Policy.  Pursuant to that certain Assignment of Life Insurance Policy as Collateral Agreement dated December 30, 2004, LYH assigned life insurance policy number 75 173 549 (the “Policy”) to Sullivan.  In the event of the death of the named insured, the proceeds of the Policy would be credited against some or all of the then-current amount due to Sullivan under the Sullivan Note.  LYH, LNS, and Sullivan hereby agree that Sullivan shall remain as the beneficiary of the Policy; provided, however, that (a) Sullivan shall credit any proceeds of the Policy against the then-current amount of the Settlement Payment and deliver all excess proceeds to LNS, and (b) if the Settlement Payment if fully paid prior to the death of the named insured, Sullivan shall assign the Policy to LNS immediately upon the full payment of the Settlement Payment and LNS shall be the sole beneficiary of the Policy thereafter.

9.           Representations, Warranties and Covenants.  Each party to this Amendment represents, warrants and covenants, as of the date hereof, as follows:

(a).          Each party hereto has the requisite power and authority to enter into this Amendment.  The execution and delivery hereof and the performance by each party hereto of his or its obligations hereunder will not violate or constitute an event of default under the terms and provisions of any agreement, document or instrument to which any such party is a party or by which any such party is bound;

(b).          This Amendment is a valid and binding obligation of each party hereto;

(c).           To the best of each party’s knowledge as of the date hereof, each party is in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements and no party hereto has received actual notice from any governmental authority that he or it is not in full compliance with all applicable laws and any other local, municipal, regional, state or federal requirements;

(d).          The Letter Agreement Holders have not granted any option or any other rights to acquire  the Letter Agreements, other than as set forth in the Settlement Agreement;

(e).           So long as the Option remains in effect, each Letter Agreement Holder reaffirms that he or it will take no action, or fail to take any required action, that would prohibit him or it from complying with the obligations hereunder or that would cause any of the representations or warranties hereunder to be untrue as of the date hereof or at any future date;

(f).           So long as the Option remains in effect, each Letter Agreement Holder reaffirms that he or it will not grant any liens on any Letter Agreement, or sell or otherwise transfer any Letter Agreement.

10.           Miscellaneous.  The Settlement Agreement, as amended and modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements in regard thereto.  The Settlement Agreement, as modified, cannot be amended except by an agreement in writing signed by authorized representatives of all parties and specifically referring to the Settlement Agreement.  The paragraph headings set forth herein are for convenience only and do not constitute a substantive part of this Amendment.  This Amendment shall be governed by and construed under the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.  If any provision of this Amendment shall be determined to be illegal or unenforceable by any Court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms.

11.           Binding Effect.  The Settlement Agreement, as amended and modified by this Amendment, is binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

12.           Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

13.           Continuing Obligation.  As amended hereby, the Settlement Agreement shall remain in full force and effect.  From and after the date of this Amendment, all references to the Settlement Agreement in any document executed in conjunction with this transaction shall include the terms of this Amendment.

[SPACE INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and date first above written.

LY HOLDINGS, LLC

By:	/s/ J. Sherman Henderson III

Its: Chief Executive Officer

LIGHTYEAR NETWORK SOLUTIONS, LLC

By:	/s/ J. Sherman Henderson III

Its: Chief Executive Officer

/s/ Chris Sullivan
CHRIS SULLIVAN

LANJK, LLC

By:	/s/ J. Sherman Henderson III

Its: Manager

RICE REALTY COMPANY, LLC

By:	/s/ W. Brent Rice

Its: Manager

/s/ Rigdon O. Dees, III
RIGDON O. DEES, III

CTS EQUITIES LIMITED PARTNERSHIP

By:	/s/ Chris Sullivan

Its: General Partner

/s/ Ronald L. Carmicle
RON CARMICLE